Exhibit 10.1

CONFIDENTIAL

July 11, 2023

Ying Christine Zhao

Re:	Separation from Employment

Dear Christine:

This separation and release agreement (this “Agreement”) sets forth the agreement reached concerning your separation from employment with Tiedemann Advisors, LLC (“Tiedemann”) (Tiedemann and all its parents and direct and indirect subsidiaries and affiliates are collectively referred to herein as the “Company”). It is the intention of you and the Company, by signing below, to settle fully and finally all differences or potential differences between you and it, including all differences or potential differences that arise out of or related to your employment or the separation of your employment with the Company. This Agreement supersedes and replaces any proposal predating the offer of this Agreement.

1.    Existing Entitlements and Obligations. The provisions of this paragraph 1 apply regardless of whether you enter into this Agreement.

a.	Your employment with the Company ended, for all purposes, effective June 15, 2023 (the “Separation Date”).

b.

Your last day of active coverage under the Company’s group health plan will be June 30, 2023. You will then have the opportunity to elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). All provisions of your continuation coverage will be in accordance with the applicable plan (including any applicable co-payments, deductibles and other out-of-pocket expenses). You will also have the right to continue or convert any other group insurance coverage to the extent that the coverage grants you continuation or conversion rights. Information regarding your continuation coverage rights will be sent to your home address on file. With respect to the Tiedemann Wealth Management Holdings, LLC, 401(k) Profit Sharing Plan (the “PSP”), also known as the 401(k) Plan, you will be considered a terminated employee. You may roll over the contents of your PSP account into an Individual Retirement Account or other tax-deferred savings account in accordance with applicable tax rules. Upon the termination of your employment, you may take a distribution of your benefits immediately. Please consult with your accountant or tax advisor before doing so. Any outstanding loans you may have are payable within three months after your last day of active employment.

c.

You remain subject to the Confidential Information and Non-Solicitation Agreement that you signed dated July 26, 2021 (the “CINA”). Without limiting by implication any of the provisions of the CINA, you are obligated under the CINA, and to the extent more fully set forth in the CINA, (i) to maintain the confidentiality of “Confidential Information,” as defined in the CINA, both during the Notice

Period and after the Separation Date (CINA Section 1(a)), (ii) to return documents containing Confidential Information and other property of the Company, including equipment, no later than the Separation Date (CINA Section 1(b)), (iii) to refrain from certain solicitation and related activities for the “Restricted Period,” as defined in the CINA (CINA Section 3), and (iv) to refrain from making certain disparaging statements concerning the Company or others, subject to the limitations on such obligations that are set forth in the CINA (CINA Section 4).

d.	The Indemnification Agreement between you and Alvarium Tiedemann Holdings, Inc. dated January 3, 2023 (the “Indemnification Agreement”) shall remain in effect in accordance with its terms.

2.    Consideration. In consideration for signing this Agreement and not revoking it, and subject to your use of your best efforts to perform any requested responsibilities during the Notice Period and your continued compliance with the CINA and this Agreement, in exchange for the promises, covenants and waivers set forth herein, the Company will provide you with the following:

a.

So long as you are eligible for and timely elect to continue the group health coverage you previously had in effect with the Company as of the Separation Date pursuant to COBRA, the Company will pay the cost of such health insurance premium (including the employee and employer portions) pursuant to COBRA beginning July 1, 2023 until the earlier of (i) twelve (12) months (i.e., through June 30, 2024) or (ii) the date upon which you become eligible for group health coverage from another employer (the “COBRA Premium Benefit”). You agree to notify the Company promptly upon your eligibility for such alternative coverage and to respond fully and promptly to any reasonable requests for information related to the subject of eligibility for alternative group health coverage. The Company shall pay the COBRA Premium Benefit directly to the insurance carrier over the twelve (12) month period. Thereafter, if you remain eligible for continuation coverage, you can elect to continue health care coverage pursuant to applicable law, at your own expense, at premium rates in effect at that time, for the remaining period of applicable continuation coverage.

b.

The Company shall pay you lump sum payments representing severance pay as follows, which are together referred to below as the “Separation Payments,” with each lump sum payment subject to applicable deductions and withholdings pursuant to paragraph 3 below:

i.	One Hundred Thousand Dollars ($100,000) to be paid within 30 days of the effectiveness of this Agreement;

ii.	Eighty-four Thousand Dollars ($84,000) to be paid no later than September 30, 2023;

iii.	Eighty-four Thousand Dollars ($84,000) to be paid no later than December 31, 2023;

iv.	Two Hundred Fifty-one Thousand Dollars ($251,000) to be paid between January 1, 2024 and March 31, 2024;

v.	One Hundred Forty-three Thousand Dollars ($143,000) to be paid between January 1, 2025 and February 15, 2025; and

vi.	One Hundred Forty-three Thousand Dollars ($143,000) to be paid between January 1, 2026 and February 15, 2026.

The Separation Payments referenced in paragraphs 2(b)(iv), (v) and (vi) shall be subject to the “Clawback Provisions” as defined in Section 8 of the Award Agreement under the AlTi Global, Inc. 2023 Stock Incentive Plan Company, which was part of the Notice of Grant of Time-Based Restricted Stock Units and Award Agreement that you signed and dated June 12, 2023 (the “RSU Award”), as if such Separation Payments were issued in connection with the RSU Award.

You understand and agree that the Separation Payments and the COBRA Premium Benefit provided to you under this paragraph 2 are in addition to anything of value to which you are otherwise entitled from the Company, and that you are not entitled to and will not receive these payments and benefits unless you choose to sign the Agreement and do not revoke it.

3.    Tax Treatment. The Company may deduct or withhold from any compensation or benefits any applicable federal, state or local tax or employment withholdings or deductions resulting from any payments or benefits provided under this Agreement.

4.    No Other Compensation or Benefits. You represent, warrant and acknowledge that the Company owes you no wages, commissions, bonuses, sick pay, personal leave pay, severance pay, vacation pay, PTO pay or other compensation or benefits or payments or form of remuneration of any kind or nature, other than that specifically provided for in this Agreement. You acknowledge that unless you enter into this Agreement, you would not otherwise receive any separation benefits from the Company. The Separation Payments and the COBRA Premium Benefit are not, and should not be construed as, an admission of liability or wrongdoing by the Company.

5.    Release of Claims. As part of the consideration in exchange for the Separation Payments and the COBRA Premium Benefit, you hereby release and forever discharge the Company including its current and former parents, subsidiaries and affiliated entities, and their respective current and former successors, assigns, representatives, agents, attorneys, shareholders, members, officers, directors and employees, both individually and in their official capacities, from all debts, obligations, promises, covenants, agreements, contracts, endorsements, bonds, controversies, suits, actions, causes of action, judgments, damages, expenses, claims or demands, in law or in equity, which you ever had, now have, or which may arise in the future, regarding any matter arising on or before the date of your execution of this Agreement, including but not limited to all claims (whether known or unknown) by you or on your behalf regarding your employment at or termination of employment from the Company, any contract (express or implied), any claim for equitable relief or recovery of punitive, compensatory, or other damages or monies, attorneys’ fees, any tort, and all claims for alleged discrimination based upon age, race, color, sex, sexual orientation, marital status, religion, national origin, handicap, disability, genetic information or retaliation, including any claim, asserted or unasserted, which could arise under Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act of 1967, as amended (“ADEA”) the Equal Pay Act of 1963; the Americans With Disabilities Act of 1990; the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Genetic Information Nondiscrimination Act of 2008; the Family and Medical Leave Act of 1993; the Employee Retirement Income Security Act of 1974; the Civil Rights Act of 1991; the Worker Adjustment and Retraining Notification (“WARN”) Act of 1988; the New York State WARN Act; the New York State Human Rights Law; the New York City Human Rights Law; the New York City Earned Safe and Sick Time Act; the New York State Labor Law; and any other federal, state or local laws, rules or regulations, whether equal employment opportunity laws, rules or regulations or otherwise, or any right under any Company pension, welfare, or stock plans, except as provided below. This Agreement may not be cited as, and does not constitute any admission by the Company of, any violation of any such law or legal obligation. This Agreement does not release any rights or claims you may have pertaining to vested accrued benefits earned under an employee benefit plan maintained by the Company and governed by the Employee Retirement Income Security Act of 1974 or any rights or claims you may have pursuant to the Indemnification Agreement.

For its part, the Company releases and forever discharges you from those debts, obligations, promises, covenants, agreements, contracts, endorsements, bonds, controversies, suits, actions, causes of action, judgments, damages, expenses, claims or demands, in law or in equity, which the Company ever had, now has, or which may arise in the future, regarding any matter arising on or before the date of the Company’s execution of this Agreement, to the extent that you are entitled to indemnification with respect to such matter pursuant to Section 4 of the Indemnification Agreement.

6.    Employee Rights. Nothing in this Agreement, including, but not limited to, any paragraphs pertaining to confidentiality and non-disclosure, a release of claims, or non-disparagement, shall prohibit or restrict you (or your attorney) from filing a charge, testifying, assisting, or participating in any manner in an investigation, hearing or proceeding; responding to any inquiry; or otherwise communicating with any criminal or civil law enforcement agency or administrative or regulatory (including any self-regulatory) agency or authority, including, but not limited to, the Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority (“FINRA”), the Commodity Futures Trading Commission (“CFTC”), the Consumer Financial Protection Bureau (“CFPB”), the Occupational Safety and Health Administration (“OSHA”), the Department of Justice (“DOJ”), the U.S. Congress, any agency Inspector General, the Equal Employment Opportunity Commission (“EEOC”) and the National Labor Relations Board (“NLRB”), the New York State Division of Human Rights (“NYSDHR”), the New York City Commission on Human Rights (“NYCCHR”), or any other state or local commission on human rights or agency enforcing anti-discrimination laws, or (ii) speaking with an attorney retained by you. Pursuant to the Defend Trade Secrets Act of 2016, an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement shall affect your right, if any, to self-organization, to form, join, or assist labor organizations, to bargain collectively through representatives of your own choosing, or to engage in other concerted activities for the purpose of collective bargaining or other mutual aid or protection, or from refraining from any or all such activities.

7.    Non-Disparagement. You will not disparage the Company, or issue any communication, written or otherwise, that objectively reflects adversely on or encourages any adverse action against the Company, except: (a) if testifying truthfully under oath pursuant to any lawful court order or subpoena, (b) if otherwise providing disclosures required by law, or (c) while engaging in any of the activities referenced in paragraph 6 of this Agreement. For clarity, this prohibition applies to any statement to or response to an inquiry by any member of the press or media, whether written, verbal, electronic, or otherwise.

For its part, the Company shall instruct those directors and officers listed in Appendix A not to disparage you, or issue any communication, written or otherwise, that objectively reflects adversely on or encourages any adverse action against you (any of the above, a “Disparaging Statement”), and no such persons shall be authorized to make any Disparaging Statements, except that Disparaging Statements shall not be considered to include statements made: (a) if testifying truthfully under oath in any legal proceeding, (b) if otherwise providing disclosures required by law, (c) as may reasonably be considered to be required (i) to comply with public company disclosure obligations and/or (ii) to respond to requests for information by the Company’s accountants, (d) to members of any Board of Directors of the Company, (e) to any governmental agency or (f) to an attorney representing the Instructed Individual or the Company. For clarity, this prohibition applies to any statement to or response to an inquiry by any member of the press or media, whether written, verbal, electronic, or otherwise.

8.    Confidential or Proprietary Information. Subject to your rights as set forth in paragraph 6 of this Agreement, you agree not to disclose, nor use for your benefit or the benefit of any other person or entity, any information received in connection with the Company which is confidential or proprietary and (i) which has not been disclosed publicly by the Company, (ii) which is otherwise not a matter of public knowledge or (iii) which is a matter of public knowledge but you know or have reason to know that such information became a matter of public knowledge through an unauthorized disclosure. Proprietary or confidential information shall include information the unauthorized disclosure or use of which would reduce the value of such information to the Company. Such information includes, without limitation, the Company’s financial information and projections, marketing information and plans, product formulations and production methods, intellectual property and trade secrets, data, know-how or knowledge relating to customers, independent sales representatives, sales, market development programs, plans or employees, client lists, any confidential information about (or provided by) any client or prospective or former client of the Company, information concerning the Company’s business or financial affairs, including its books and records, commitments, procedures, plans and prospects, products developed by the Company, or current or prospective transactions or business of the Company and any “inside information” and other types of information not generally available to the public. You agree that such information provides the Company with a unique and valuable competitive advantage. You hereby confirm that you have delivered to the Company and not intentionally retained copies of any written materials, records and documents (including those that are electronically stored) made by you or coming into your possession during the course of your employment with the Company which contain or refer to any such proprietary or confidential information. You agree that if you find that you have unintentionally retained copies of any written materials, records and documents (including those that are electronically stored) made by you or coming into your possession during the course of your employment with the Company which contain or refer to any such proprietary or confidential information, you shall promptly deliver any and all such copies to the Company. You further confirm that you have delivered to the Company any and all property and equipment requested by the Company, including, but not limited to, laptop computers, smartphones, identification cards, and keys, credit cards, building passes and magnetic cards (and the like) as well as any information stored in a computer or on disk, including any and all information or documents regarding the Company’s clients, which may have been in your possession. You further confirm that to the best of your knowledge, you do not retain any equipment or other property of the Company and you agree that if you discover that you do retain any such equipment or property, you shall promptly return it to the Company.

9.    Cooperation. Subject to your rights as set forth in paragraph 6 of this Agreement, you agree that you will assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company, including meeting with the Company’s counsel, any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed or required to be performed by you, pertinent knowledge possessed by you, or any act or omission by you. You further agree to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this paragraph.

10.    Employment Inquiries. You understand that, in the event that Ali Trauttmansdorff (or her designee or anyone else serving as the Company’s Chief Human Resources Officer) receives any inquiries concerning you from prospective employers, the Company shall respond by providing your service dates and position held, and advising that it is the Company’s policy to provide information only as to service dates and positions held.

11.    Entire Agreement. With the sole exceptions of the CINA and the Indemnification Agreement, each of which continues to apply and be in full effect, and Section 8 of the RSU Award, this Agreement constitutes the entire agreement between the Company and you, and supersedes and cancels all other prior and contemporaneous written and oral agreements, if any, between the Company and you. You affirm that, in entering into this Agreement, you are not relying upon any oral or written promise or statement made by anyone at any time on behalf of the Company.

12.    Severability. If any of the provisions, terms or clauses of this Agreement is declared illegal, unenforceable or ineffective in a legal forum, those provisions, terms and clauses shall be deemed severable, such that all other provisions, terms and clauses of this Agreement shall remain valid and binding upon both parties.

13.    Binding Agreement. This Agreement is binding upon you and your successors, assigns, heirs, executors, administrators and legal representatives.

14.    ADEA Disclosure. Without detracting in any respect from any other provision of this Agreement:

a.

You, in consideration of the payments and benefits provided to you as described in paragraph 3 of this Agreement, agree and acknowledge that this Agreement constitutes a knowing and voluntary waiver of all rights or claims you have or may have against the Company as set forth herein, including, but not limited to, all rights or claims arising under ADEA, including, but not limited to, all claims of age discrimination in employment and all claims of retaliation in violation of the ADEA; and you have no physical or mental impairment of any kind that has interfered with your ability to read and understand the meaning of this Agreement or its terms, and that you are not acting under the influence of any medication or mind-altering chemical of any type in entering into this Agreement.

b.

You understand that, by entering into this Agreement, you do not waive rights or claims that may arise after the date of your execution of this Agreement, including without limitation any rights or claims that you may have to secure enforcement of the terms and conditions of this Agreement. For the avoidance of doubt, because you have been given notice of the termination of your employment on the Separation Date, if you execute this Agreement before the Separation Date, the termination of your employment on the Separation Date in accordance with this Agreement shall not be considered to give rise to claims arising after you execute this Agreement.

c.	You agree and acknowledge that the consideration provided to you under this Agreement is in addition to anything of value to which you are already entitled.

d.	The Company hereby advises you to consult with an attorney prior to executing this Agreement.

e.

You acknowledge that you received an earlier proposed agreement in which you were informed that you had at least twenty-one (21) days to consider the proposed agreement or any revised version of it; provided that changes to such proposal would not re-start the 21-day period. You also acknowledge that you were advised to consult with an attorney regarding the terms and effect of such earlier proposal and this Agreement.

f.

You and the Company agree that any changes to the any earlier proposal that have been made in this Agreement, material or otherwise, do not fully re-start the running of the original 21-day period and that the period for consideration of this Agreement shall be until July 11, 2023.

15.    Revocation. You may revoke your execution of this Agreement within seven (7) days from the date of your execution, in which case this Agreement shall be null and void and of no force or effect on either the Company or you. Any revocation must be in writing and received by the Company before the end of the seventh day after this Agreement is executed by you. Such revocation must be sent to Lauren Schechter at lschechter@tiedemannadvisors.com. In the absence of a revocation, this Agreement shall become effective on the first day following the expiration of the seven (7) day revocation period (the “Effective Date”).

16.    No Modification and Choice of Law. This Agreement may not be changed or altered, except by a writing signed by the Company and you. This Agreement is entered into in the State of New York, and the laws of the State of New York will apply to any dispute concerning it, excluding the conflict-of-law principles thereof. Furthermore, any action regarding this Agreement or its enforcement shall be subject to the exclusive jurisdiction of the courts of the State of New York. Finally, to the extent permissible under applicable law, you and the Company hereby agree to waive your/its respective rights to a jury trial in connection with any claims between you and the Company.

[Signature Page Follows]

YOU EXPRESSLY ACKNOWLEDGE, REPRESENT AND WARRANT THAT YOU HAVE READ THIS AGREEMENT CAREFULLY; THAT YOU FULLY UNDERSTAND THE TERMS, CONDITIONS AND SIGNIFICANCE OF THIS AGREEMENT; THAT YOU HAVE HAD A FULL OPPORTUNITY TO REVIEW THIS AGREEMENT WITH AN ATTORNEY; THAT YOU UNDERSTAND THAT THIS AGREEMENT HAS BINDING LEGAL EFFECT; AND THAT YOU HAVE EXECUTED THIS AGREEMENT FREELY, KNOWINGLY AND VOLUNTARILY.

PLEASE READ CAREFULLY. THIS AGREEMENT HAS IMPORTANT LEGAL CONSEQUENCES.

Tiedemann Advisors, LLC

Date: July 11, 2023	By:	/s/ Colleen Graham
Colleen Graham
General Counsel

Date: July 11, 2023		/s/ Ying Zhao
Ying Zhao

Your attorney received this document on July 11, 2023. You must sign and return this Agreement to Lauren Schechter, 520 Madison Avenue, 26th Floor, New York, NY 10022, no later than July 11, 2023 or irrevocably lose the opportunity to receive the consideration detailed herein.

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